Exhibit 5.1

May 2, 2007

Kinder Morgan Energy Partners, L.P.
500 Dallas Street, Suite 1000

Houston, Texas  77002

Ladies and Gentlemen:

We have acted as counsel to Kinder Morgan Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the registration of the sale by TGS Deepwater Terminal Interests, L.L.C. (the “Selling Unitholder”) of up to 266,813 of the Partnership’s common units representing limited partner interests (the “Common Units”).  A registration statement on Form S-3 (the “Registration Statement”) is being filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the Common Units.

We have examined originals or copies of (a) the Registration Rights Agreement, dated as of April 29, 2005, between the Partnership and the Selling Unitholder, (b) the Certificate of Limited Partnership of the Partnership, (c) the Third Amended and Restated Agreement of Limited Partnership of the Partnership, as amended to date, (d) certain resolutions adopted by the Board of Directors of Kinder Morgan Management, LLC (the “Company”), in the Company’s capacity as the delegate of Kinder Morgan G.P., Inc., the general partner of the Partnership, and (e) such other documents and records as we have deemed necessary and relevant for the purposes hereof.  In addition, we have relied on certificates of officers of the Company and of public officials and others as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, the conformity to authentic original documents and records of all documents and records submitted to us as copies, the due execution and delivery of all documents by the parties thereto and the truthfulness of all statements of fact contained therein.

Based on the foregoing and subject to the limitations, assumptions and qualifications set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

1.                                       the Partnership is validly existing and in good standing as a limited partnership under the laws of the State of Delaware; and

Kinder Morgan Energy Partners, L.P.

May 2, 2007

2.                                       the Common Units to be sold by the Selling Unitholder are, and upon sale will continue to be, validly issued, fully paid and nonassessable.

The foregoing opinion is based on and limited to the Delaware Revised Uniform Limited Partnership Act, the Delaware Limited Liability Company Act and the relevant law of the United States of America, and we render no opinion with respect to the law of any other jurisdiction.  The references to the Delaware Revised Uniform Limited Partnership Act and the Delaware Limited Liability Company Act in the previous sentence include the referenced statutory provisions as well as all applicable provisions of the Delaware Constitution and the reported judicial cases interpreting those laws currently in effect.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the references to our firm under the heading “Validity of the Common Units” in the prospectus included in the Registration Statement.  By giving such consent, we do not admit that we are experts with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Bracewell & Giuliani LLP
Bracewell & Giuliani LLP